Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 26, 2023	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended April 29, 2023 was $42.9 million, or $0.87 per share ($0.86 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended April 29, 2023 decreased 8.5 percent to $282.8 million from net sales of $309.1 million for the prior year 13-week fiscal quarter ended April 30, 2022. Comparable store net sales for the 13-week period ended April 29, 2023 decreased 9.2 percent from comparable store net sales for the prior year 13-week period ended April 30, 2022. Online sales decreased 5.6 percent to $51.3 million for the 13-week period ended April 29, 2023, compared to net sales of $54.3 million for the 13-week period ended April 30, 2022.

Net income for the first quarter of fiscal 2023 was $42.9 million, or $0.87 per share ($0.86 per share on a diluted basis), compared with net income of $55.3 million, or $1.12 per share ($1.12 per share on a diluted basis) for the first quarter of fiscal 2022.

Management will hold a live audio webcast at 10:00 a.m. EDT today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_F7hbXv9HRVeCsrGOANMJlw. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investors/earnings-webcasts).

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 440 retail stores in 42 states. As of the end of the fiscal quarter, it operated 440 stores in 42 states compared with 439 stores in 42 states at the end of the first quarter of fiscal 2022.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 29, 2023	April 30, 2022

SALES, Net of returns and allowances	$282,834	$309,064

COST OF SALES (Including buying, distribution, and occupancy costs)	149,577	156,904

Gross profit	133,257	152,160

OPERATING EXPENSES:
Selling	66,102	67,246
General and administrative	13,425	11,855
	79,527	79,101

INCOME FROM OPERATIONS	53,730	73,059

OTHER INCOME, Net	3,139	125

INCOME BEFORE INCOME TAXES	56,869	73,184

INCOME TAX EXPENSE	13,933	17,930

NET INCOME	$42,936	$55,254

EARNINGS PER SHARE:
Basic	$0.87	$1.12

Diluted	$0.86	$1.12

Basic weighted average shares	49,513	49,214
Diluted weighted average shares	49,861	49,528

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	April 29, 2023	January 28, 2023 (1)	April 30, 2022

CURRENT ASSETS:
Cash and cash equivalents	$254,433	$252,077	$250,073
Short-term investments	23,066	20,997	12,895
Receivables	6,356	12,648	4,414
Inventory	137,735	125,134	121,166
Prepaid expenses and other assets	12,325	12,480	19,663
Total current assets	433,915	423,336	408,211

PROPERTY AND EQUIPMENT	471,152	466,321	457,179
Less accumulated depreciation and amortization	(355,091)	(353,919)	(353,891)
	116,061	112,402	103,288

OPERATING LEASE RIGHT-OF-USE ASSETS	265,716	271,421	245,784
LONG-TERM INVESTMENTS	22,512	20,624	20,136
OTHER ASSETS	10,656	9,796	11,615

Total assets	$848,860	$837,579	$789,034

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$57,774	$44,835	$61,246
Accrued employee compensation	17,942	55,490	23,095
Accrued store operating expenses	23,627	19,754	27,549
Gift certificates redeemable	14,325	16,777	13,611
Current portion of operating lease liabilities	84,619	89,187	84,565
Income taxes payable	8,517	—	13,647
Total current liabilities	206,804	226,043	223,713

DEFERRED COMPENSATION	22,512	20,624	20,136
NON-CURRENT OPERATING LEASE LIABILITIES	214,370	214,598	191,592
Total liabilities	443,686	461,265	435,441

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 50,456,196 shares at April 29, 2023, 50,092,616 shares at January 28, 2023, and 50,094,851 shares at April 30, 2022	505	501	501
Additional paid-in capital	182,544	178,964	170,272
Retained earnings	222,125	196,849	182,820
Total stockholders’ equity	405,174	376,314	353,593

Total liabilities and stockholders’ equity	$848,860	$837,579	$789,034

(1) Derived from audited financial statements.